ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT is dated December 26, 1996 by and among NEWSWEB CORPORATION, an Illinois corporation ("Newsweb"), CDCT ACQUISITION TRUST, an Illinois business trust ("Newsweb Sub"), CITYFRONT CENTER, L.L.C., a Delaware limited liability company ("Cityfront") and CITYFRONT ACQUISITION TRUST, an Illinois business trust ("Cityfront Sub").

WHEREAS, Newsweb and Newsweb Sub (collectively, the "Newsweb Entities") and The Chicago Dock and Canal Trust, an Illinois business trust (the "Trust") are parties to an Acquisition and Merger Agreement dated as of September 27, 1996 (the "Newsweb Merger Agreement");

WHEREAS, Cityfront and Cityfront Sub (collectively, the "Cityfront Entities") have, subsequent to the execution of the Newsweb Merger Agreement, made certain proposals to the Trust regarding the Cityfront Entities' acquisition of the Trust;

WHEREAS, the parties hereto are, along with the Trust and certain other persons, parties to certain litigation in the Cook County Circuit Court, Chancery Division (the Court"), entitled Newsweb Corporation et al. vs. Cityfront Center, L.L.C. et al, (No. 96 CH 13306) relating to, among other things, the Newsweb Merger Agreement and the Cityfront proposals (the "Litigation");

WHEREAS, the Cityfront Entities have presented the Trust with a proposal, dated December 21, 1996 (the "Cityfront Proposal") to acquire all of the outstanding shares of the Trust for $25.00 per share, such proposal embodied in an Acquisition and Merger Agreement proposed to be executed by the Cityfront Entities and the Trust (the "Draft Cityfront Merger Agreement")

WHEREAS, the Trust has advised Newsweb that the Cityfront Proposal constitutes a "Superior Proposal" as defined under the Newsweb
Merger Agreement;

WHEREAS, the parties hereto desire to agree upon the sale of certain assets of the Trust to Newsweb should the Cityfront
Proposal be accepted, the settlement of the Litigation and other disputes between the parties, and certain other matters;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, and intending to be bound hereby, the parties agree as follows:

ARTICLE I

Purchase and Sale of Assets

Section 1.01. Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Cityfront agrees to sell and convey and Newsweb agrees to purchase the following:

(a) marketable title to the lessor's reversionary interest in the real estate described on Exhibit 1.01 attached hereto as the Sheraton Parcel together with lessor's interest (as it exists on the date hereof) in the ground lease of such real estate;

(b) marketable fee simple title to Parcel P-7 described on Exhibit
1.01 attached hereto and made a part hereof;

(c) marketable fee simple title to Parcel P-8 described on Exhibit
1.01 attached hereto and made a part hereof;

(d) marketable fee simple title to the Ogden Plaza Fee Parcel as described in Exhibit 1.01 attached hereto and made a part hereof, together with good title to the leasehold interest (as it exists on the date hereof) of CDCT Plaza Corporation in the property described in Exhibit 1.01 attached hereto as the Ogden Plaza Leasehold Parcel together with Cityfront's interest in and to that license with the City of Chicago to use a portion of Columbus Drive, together with marketable title to the landlord's interest in the lease to General Parking Corporation;

(e) good title to the interest (as it exists on the date hereof) of the Trust in and to that certain Agreement of Sale and Purchase between the Trust and Chicago Dance Theater, Inc. dated as of August 31, 1994, as amended to the date hereof together with the entire interest of Chicago Dock in and to the land described in that agreement (the "MAD Parcel");

(f) 100% of the issued and outstanding stock in CDCT Plaza
Corporation; and

(g) 100% of the issued and outstanding stock in CDCT Residence
Corp.

(h) good title to the Scott Burton sculpture known as "8 curved chairs".

The items listed in (a) through (d) above are collectively called the "Real Estate". The items listed in (d) through (h) above are collectively called the "Personalty". The items listed in (a) through (h) above are collectively called the "Assets".

Section 1.02. Permitted Exceptions. Cityfront shall convey, or cause the Trust or its successor to convey the Real Estate by trustee's deed subject only to the matters listed on Exhibit 1.02 attached hereto (herein referred to collectively as the "Permitted Exceptions"). Good title to all other assets shall be transferred by appropriate instrument(s) warranting only that the transferor has not previously transferred the item and holds it free of any claims of third parties.

Section 1.03. Purchase Price. Cityfront is to sell and Newsweb is to purchase the Assets for a total of $24,000,000 (the "Purchase Price"). In addition, if, within one (1) year following the Closing Date, Newsweb reacquires the MAD Parcel, it shall pay, as additional consideration and in the manner provided in Section 1.04, an additional $500,000 to Cityfront.

Section 1.04. Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Cityfront in writing to Newsweb prior to the Closing.

Section 1.05. Inspections. Cityfront shall use commercially reasonable efforts to cause Chicago Dock to permit Newsweb to enter upon the Real Estate to make inspections and tests, to do surveys and other engineering studies of the Real Estate and Cityfront shall cause Chicago Dock to operate the properties as such properties have been operated to the date hereof.

Section 1.06. Planned Development. The Property is subject to the residential-business planned development number 368 (the "PD") under the Chicago Zoning Ordinance approved by the City Council of Chicago on November 6, 1985 and published in the Journal of Proceedings of the City Council for the Regular Meeting of the Council held November 6, 1985 (pages 21788-21800), with corrections published in the said Journal of Proceedings for the Regular Meeting held November 13, 1985 (pages 22214-22216) and the Design Standards established pursuant thereto. Cityfront and Newsweb acknowledge and agree that: (i) each of Newsweb and Cityfront shall have complete discretion to change the Design Standards of the PD with respect to property owned by it without approval of the other party; (ii) Newsweb and Cityfront shall each have complete discretion to seek administrative changes and interpretations of the PD with respect to property owned by it without consent of the other party; (iii) Cityfront shall, if necessary, provide its consent and use reasonable commercial efforts to obtain the consent of The Equitable Life Assurance Society of the United States, if required in connection with clauses (i) and (ii) above. Except as set forth above, neither Cityfront nor Newsweb shall consent to any amendment of the PD without the consent of the other party hereto, provided neither party shall unreasonably withhold or delay any such consent. Each of Newsweb and Cityfront shall, to the extent reasonably practicable, cooperate in seeking changes to the PD requested by the other party.

Section 1.07. Land Use. At Closing Cityfront shall execute an instrument in recordable form: (i) assigning to Newsweb the right to construct the maximum square feet of improvements permitted under the PD on Parcel P-7, Parcel P-8 and the MAD Parcel, (ii) assigning to Newsweb the right to utilize 60,000 square feet of retail area within Parcel P-7, Parcel P-8 and the MAD Parcel, and
(iii) assigning to Newsweb the right to utilize the balance of hotel rooms allocated to Sub Areas B and C under the PD as of the date hereof within Parcel P-7, Parcel P-8 and the MAD Parcel.


ARTICLE II

Agreements With Respect To the Cityfront Proposal

Section 2.01. Cityfront Merger Agreement. Cityfront agrees to use its best efforts to enter into a merger agreement with the Trust on substantially the same terms and conditions as the Draft Cityfront Merger Agreement (as executed, the "Cityfront Merger Agreement") not later than December 27, 1996.

Section 2.02. Compliance; Best Efforts. Cityfront agrees to use its best efforts to (i) comply in full with all of its obligations under the Cityfront Merger Agreement; (ii) satisfy all of the conditions to closing under the Cityfront Merger Agreement; (iii) enforce its rights under the Cityfront Merger Agreement against the Trust; and (iv) effect a closing under the Cityfront Merger Agreement as soon as practicable.

Section 2.03. Effect of Delay in Effective Time. Cityfront agrees that, should the Effective Date of the merger provided in the Cityfront Merger Agreement (the "Cityfront Merger") not occur on or prior to that date which is (i) February 19, 1997 plus (ii) the number of days between the filing with the SEC of preliminary proxy materials for the Cityfront Merger and the receipt of SEC clearance of such proxy materials, then Cityfront will offer to increase the Merger Consideration thereunder by an amount equal to .75% of the Merger Consideration for each month, or part thereof, that the Effective Date is delayed after such date, less the amount of cash dividends by the Trust after such date.

Section 2.04. Voting of Newsweb Shares. Following the execution of the Cityfront Merger Agreement and the termination of the Newsweb Merger Agreement (including the payment to Newsweb of the Termination Fee and Expenses provided for therein), and for so long as Cityfront is in compliance the Cityfront Merger Agreement and with this Agreement, (a) Newsweb agrees to vote all shares of the Trust owned by it or its affiliates in favor of the Cityfront Merger Agreement and the transactions contemplated therein; and (b) Newsweb agrees to take such other steps as reasonably requested by Cityfront, consistent with this Agreement, to support the Cityfront Merger Agreement and the transactions contemplated thereby.

Section 2.05. Right of Substitution. Cityfront agrees that, as of the earlier of (i) April 30, 1997 and (ii) ten (10) days following the shareholder vote approving the Cityfront Merger, should Cityfront fail to perform and discharge its obligations under the Cityfront Merger Agreement in a timely fashion or become unable to so perform and discharge such obligations, then Newsweb shall have the right, privilege and option, at Newsweb's sole discretion, to cause the Cityfront Entities to assign to the Newsweb Entities all of the Cityfront Entities' rights under the Cityfront Merger Agreement, including the right to performance thereunder.
Cityfront acknowledges and agrees that the foregoing is in addition to, and not in lieu of, any rights and remedies available to Newsweb under this Agreement or at law or equity, including any rights provided in Section 10.08.

Section 2.06. Rights in Light of Other Proposals. The parties agree that, should the Cityfront Merger Agreement not be consummated for any reason, but Cityfront or any of its affiliates or its equity investors or their affiliates shall at any time acquire a substantial portion of the Trust or its assets, then the obligations of the parties with respect to the purchase and sale of the Assets shall remain in full force and effect. Such obligations shall be in addition to, and not in lieu of, any rights and remedies available to Newsweb under this Agreement or at law or equity.

ARTICLE III

Settlement of Litigation

Section 3.01. Resolution Of Litigation. The parties to this Agreement presently are some of the parties to the Litigation. In the Litigation, by an order of December 20, 1996, Judge Schiller refused injunctive relief requested by the Newsweb Entities. The parties agree that if: (a) the Cityfront Merger is timely consummated, (b) the Assets are timely conveyed, and (c) the Trust agrees to abide by the terms of this Section 3.01, then within five
(5) business days after the later of (a) and (b), all of the parties to the Litigation shall sign and file with the Court documents sufficient to release and waive all claims that were raised in the Litigation or that could have been raised in the Litigation, and to dismiss the Litigation with prejudice as to all claims, each party to bear its own attorneys' fees and expenses.

Section 3.02.  Standstill.   If the Trust signs the Cityfront
Merger Agreement, and if the Trust agrees in writing to abide by the terms of Sections 3.01 and 3.02 hereof, then from that time until the occurrence of (a), (b), and (c), the parties (including the Trust) agree that the Litigation shall be put in a standstill mode and they will not take further action in the Litigation except to report to the Court as required by the Court; provided, however, that the Newsweb Entities shall be permitted to file a notice of appeal, civil docketing statement, obtain and file a record, and other related ministerial papers reasonably necessary to perfect an appeal from the trial court's order of December 20, 1996 or any other related orders the Court may enter. The parties expect that fulfillment of the (a), (b), and (c) conditions set forth above will occur prior to such time as any of the parties would be obligated to file a brief. Recognizing, however, the possibility of different circumstances, the parties agree to as reasonably necessary move for and stipulate to extensions of time so that briefs will not be necessary. If, however, such motions and stipulations are not successful, then the parties may file briefs as required to support their respective positions.

Until such time as the Trust agrees to abide by the terms of Sections 3.01 and 3.02, the Newsweb Entities and the Cityfront Entities agree not to further pursue the Litigation as against each other except to report to the Court as required by the Court; provided, however, that the Newsweb Entities shall be permitted (1) to file a notice of appeal, civil docketing statement, obtain and file a record, and other related ministerial papers reasonably necessary to perfect an appeal from the trial court's order of December 20, 1996 or any other related orders the Court may enter, and (2) to respond as they deem necessary to any further actions by the Trust in the Litigation. The Newsweb Entities, however, agree not to themselves initiate further action against the Trust in the Litigation for so long as the Trust and the Cityfront Entities take no further action.

ARTICLE IV

Representations and Warranties of Cityfront and Cityfront Sub

Cityfront and Cityfront Sub represent and warrant to the Newsweb
Entities as follows:

Section 4.01. Organization. Cityfront is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite limited liability company power and authority to carry on its business as now being conducted. Cityfront Sub is a business trust duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite trust power and authority to carry on its business as now conducted.

Section 4.02. Authority. Cityfront and Cityfront Sub have requisite corporate or trust power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or trust action on the part of Cityfront and Cityfront Sub (including approval of this Agreement by the board of directors of Cityfront) and no other limited liability company or trust proceedings on the part of Cityfront and Cityfront Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Cityfront's members is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Cityfront and Cityfront Sub and, assuming this Agreement constitutes a valid and binding obligation of the Newsweb Entities, constitutes a valid and binding obligation of each of Cityfront and Cityfront Sub enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors; rights generally and to general principles of equity.

Section 4.03. Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Cityfront and Cityfront Sub nor the consummation of Cityfront and Cityfront Sub of the transactions contemplated hereby will: conflict with or result in any breach of any provision of the respective certificate of incorporation or declaration of trust or bylaws of Cityfront and Cityfront Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any governmental entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby); (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, notice, bond, mortgage, indenture, permit, concession, franchise, license, lease, contract, agreement or other instrument or obligation to which Cityfront or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cityfront, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.04.  Merger Agreement Representations.  Cityfront and
Cityfront Sub hereby restate, represent and warrant to the Newsweb Entities each of the representations and warranties made by Cityfront and Cityfront Sub to the Trust in the Cityfront Merger
Agreement.

ARTICLE V

Representations and Warranties of Newsweb and Newsweb Sub

Newsweb and Newsweb Sub represent and warrant to the Cityfront
Entities as follows:

Section 5.01. Organization. Newsweb is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted. Newsweb Sub is a business trust duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite trust power and authority to carry on its business as now conducted.

Section 5.02. Authority. Newsweb and Newsweb Sub have requisite corporate or trust power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or trust action on the part of Newsweb and Newsweb Sub (including approval of this Agreement by the board of directors of Newsweb and no other corporate or trust proceedings on the part of Newsweb and Newsweb Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Newsweb's shareholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Newsweb and Newsweb Sub and, assuming this Agreement constitutes a valid and binding obligation of the Cityfront Entities, constitutes a valid and binding obligation of each of Newsweb and Newsweb Sub enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors; rights generally and to general principles of equity.

Section 5.03. Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Newsweb and Newsweb Sub nor the consummation of Newsweb and Newsweb Sub of the transactions contemplated hereby will: conflict with or result in any breach of any provision of the respective certificate of incorporation or declaration of trust or bylaws of Newsweb and Newsweb Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any governmental entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby); (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, notice, bond, mortgage, indenture, permit, concession, franchise, license, lease, contract, agreement or other instrument or obligation to which Newsweb or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Newsweb, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby.

ARTICLE VI

Covenants

Section 6.01. Covenants of the Cityfront Entities. From the date hereof through the Closing Date, the Cityfront Entities will, in addition to the other covenants and agreements set forth herein:


(a) Immediately advise Newsweb in writing (with copies thereof) of any notices or other correspondence from the Trust regarding the Assets.

(b) Not, without the express written consent of Newsweb, agree to or permit the Trust to take any action not explicitly permitted by the Cityfront Merger Agreement regarding the Assets.

(c) Not, without the express written consent of Newsweb, modify or amend any provision of the Cityfront Merger Agreement or waive, release or assign any rights or claims thereunder, in each case if such action would affect the Assets, the price paid in the Cityfront Merger or timing of the Cityfront Merger.

(d) Not consent to any action or forbearance requested by the Trust under the Cityfront Merger Agreement and affecting the Assets, Newsweb's rights hereunder, without the express written consent of Newsweb.

(e) Use its best efforts, consistent with its business judgment and in consultation and cooperation with Newsweb, to enforce all of Cityfront's rights with respect to the representations and warranties of the Trust in the Cityfront Merger Agreement that relate, directly or indirectly, to the Assets or any of Newsweb's rights under this Agreement, including the pursuit of all appropriate remedies for the breach of such representations and warranties.

Section 6.02.  Consents.  Each of the Cityfront Entities and the
Newsweb Entities will use their best efforts to obtain the consent of all third parties necessary or advisable to consummate the transactions contemplated herein.


ARTICLE VII

Conditions to Closing

Section 7.01. Conditions to the Newsweb Entities' Obligation to Effect the Closing. The obligation of the Newsweb Entities to effect the Asset Purchase and other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties. The Cityfront Entities shall have performed in all material respects each of their obligations and complied in all material respects with each of their agreements and covenants contained in this Agreement required to be performed or complied with on or prior to the Closing Date and each of the representations and warranties of the Cityfront Entities contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date.

(b) Officer's Certificate. Cityfront and Cityfront Sub shall have furnished to Newsweb a certificate, dated the Closing Date, signed on behalf of Cityfront by an appropriate officer of Cityfront, certifying to the effect that the conditions set forth in this
Section 7.01, insofar as they relate to Cityfront and Cityfront Sub, have been satisfied in full.

(c) Other Documents. Cityfront and Cityfront Sub shall have furnished to Newsweb at the Closing such other customary documents, certificates or instruments as Newsweb may reasonably request evidencing compliance by Cityfront and Cityfront Sub with the terms of this Agreement.

(d) No Material Adverse Change. No material adverse change shall have occurred in the physical or financial condition of the Assets.

(e) Consents, Estoppels. Newsweb shall have received the consents and estoppels set forth on Exhibit 7.01(e); provided that Newsweb shall be responsible for payment of any fees required for such consents.

Section 7.02. Conditions to the Cityfront Entities' Obligations to Effect the Closing. The obligations the Cityfront Entities to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties. The Newsweb Entities shall have performed in all material respects each of its obligations and complied in all material respects with each of its agreements and covenants contained in this Agreement required to be performed or complied with on or prior to the Closing Date and each of the representations and warranties of the Newsweb Entities in this Agreement.

(b) Officer's Certificate. Newsweb shall have furnished to Cityfront a certificate, dated the Closing Date, signed on behalf of Newsweb by an appropriate officer of Newsweb, certifying to the effect that the conditions set forth in this Section 7.02, insofar as they relate to Newsweb and Newsweb Sub, have been satisfied.

(c) Other Documents. Newsweb shall have furnished to Cityfront at the Closing such other customary documents, certificates or instruments as Cityfront may reasonably request evidencing compliance by Newsweb with the terms of this Agreement.

(d) Performance by the Trust. The Trust shall have performed in all material respects its obligations under the Cityfront Merger
Agreement.

ARTICLE VIII

Indemnification

Section 8.01. Indemnification Obligations Of The Cityfront Entities. The Cityfront Entities which will include, following the consummation of the Cityfront Merger, the successor-in-interest to the Trust, shall indemnify the Newsweb Entities for any Loss (as hereinafter defined) with respect to any Claim (as hereinafter defined) related in any way to the Cityfront Merger Agreement or the assets, business and operations of the Trust, including the lawsuit captioned as Irving Kas v. The Chicago Dock & Canal Trust, No. 96 CH 13897 and any other lawsuits arising out of the potential sale of the Trust (but excluding the Litigation. Notwithstanding the foregoing, the Cityfront Entities shall not be obligated to indemnify the Newsweb Entities for Claims described in Section 8.02.

Section 8.02.  Indemnification Obligations Of The Newsweb Entities.

The Newsweb Entities shall indemnify the Cityfront Entities for any Loss (as hereinafter defined) with respect to any Claim (as hereinafter defined) arising solely from and related solely to the Assets; provided, however, that this indemnification obligation shall not apply to any Claims related to the purchase and sale of the Assets pursuant to this Agreement.

Section 8.03. Permanence of Indemnification Obligations. The obligations to indemnify set forth in this Agreement shall not be transferable except upon the express written consent of the indemnified party, and an entity responsible for indemnifying another entity may not, for the three (3) year's following the Closing Date, transfer more than 50% of its assets to another entity, or dissolve or otherwise terminate its existence, without the express written agreement of all entities to which it may be liable for indemnification.

Section 8.04.  Administration Of Indemnification Obligations.

(a) "Claim" means a request for compensation, whether asserted through a lawsuit or other means short of a lawsuit.

(b) "Loss" means any loss, liability, claim, damage or expense (including reasonable legal and consultants' fees and expenses) suffered or incurred for or on account of, or arising from or in connection with, directly or indirectly, any matter indemnified against. Loss is further clarified and limited as follows:

(1) Loss shall not include internal costs and overhead of the indemnitee or any of its affiliates including, but not limited to:

(i) wages, salaries and benefits of employees who would otherwise be employed by the indemnitee or any of its affiliates notwith-standing the matter which is subject to indemnification; or

(ii) expenses (internal or external) related to photocopying and production or reproduction of documents and materials for the sole use of the indemnitee and/or its affiliates or for purposes of satisfying the indemnitee's or its affiliate's indemnity administrative obligations;

(iii) expenses (internal or external) related to communications by and between the indemnitee or its affiliates for the sole benefits of the indemnitee and/or its affiliates or for purposes of satisfying the indemnitee's or its affiliate's indemnity administrative obligations; or

(iv) any costs or expenses that the indemnitee or its affiliates may incur to monitor a matter that the indemnifying party is managing.

(v) Loss shall include the cost of financial guarantees or assurances only to the extent such guarantees or assurances relate to otherwise indemnifiable matters; the indemnified party shall utilize the least expensive form of guarantee or assurance available, and the indemnifying party shall, unless prohibited by law, have the right, at its discretion, to provide its own guarantee or assurance in lieu of the guarantee or assurance required from the indemnified party.

(c) Joint-Defense/Preservation Of Privileges. The parties agree that information shared between them in defending against a Claim shall be treated as confidential and for the sole purpose of defending Claims or asserting joint rights against others. Such disclosure of shared information shall not be deemed a waiver of the attorney-client privilege, attorney work product privilege or any other applicable privilege.

(d) Procedures. The following procedures shall apply to the administration of all matters for which indemnification is sought:

(i) As soon as practicable, but in any event within thirty (30) days of the later of: (1) the party requesting indemnification providing notice to the other party of a matter which may call for indemnification by the other party; and (2) the party requesting indemnification providing to the other party information and documents reasonably available which may assist the other party in understanding the basis for the claim, the party receiving the request shall either accept or reject the matter as falling within the scope of its indemnification obligation and shall state whether or not it will assume the defense of the matter. In making this determination, the party receiving the request shall assume the truth of allegations made in the claim or complaint, and shall accept the matter if the allegations fall within the provisions of the indemnity obligation. Such acceptance, however, shall not preclude a reservation of rights. Any rejection shall state the grounds for the rejection in detail fairly sufficient to permit the requesting party to respond. Unless otherwise agreed in a writing signed by all parties, the party indemnifying the other shall "manage" the matter, and the party receiving indemnification shall "monitor" the matter.

(ii) The party "managing" a matter shall: (1) select counsel and designate a competent, experienced person to coordinate with the monitoring party, (2) defend any litigation, administrative or other proceeding involved in the matter; (3) make tactical and strategic decisions in the course of the matter; (4) pay all bills and invoices, subject to indemnification where applicable; (5) conduct all negotiations, discussions, correspondence or other communications with claimants, governmental bodies or other third parties; (6) consult with the monitoring party as appropriate and in all respects accord to the monitoring party all rights to which it is entitled under this Agreement as amended; (7) provides to the monitoring party upon reasonable request all information and documents known or reasonably available to the managing party relating to the matter; and (8) keep the party monitoring the matter apprised on an ongoing basis of the status and future prospects of the matter.

(iii) The party monitoring a matter shall designate an experienced, competent person to coordinate with the managing party. If the party monitoring the matter is the indemnifying party, then it shall automatically receive: (1) copies of all correspondence between the managing party and the claimant, (2) all non-privileged communications between the managing party and all of its consultants or advisors, including lawyers, (3) all pleadings, filings, submissions or other written communications between any and all parties in any judicial or administrative matter and, (4) upon the request of the monitoring/indemnifying party, all other relevant, non-privileged documents or information. The monitoring party shall provide to the managing party all relevant information and documents known or reasonable available to it relating to the matter, generally within twenty (20) days of the request. The parties shall use their best efforts to resolve any disputes concerning the withholding of documents or information under a claim of privilege, and may jointly retain counsel to resolve any potential privilege issues.

(iv) The indemnifying party shall make all reimbursement or indemnification payments within forty-five (45) days of receipt of the request and reasonable supporting documentation, such as underlying invoices, contracts, purchase orders, or correspondence.

If the indemnifying party has requested further information as to only a subset of the items in a request for reimbursement, the indemnifying party shall pay the remainder within said forty-five
(45) days.

Section 8.05. No Settlement. An indemnified matter shall not be settled or otherwise compromised without the written agreement of both the indemnifying party and the indemnified party. The parties agree to use reasonable commercial judgment with respect to whether to settle a matter.

Section 8.06. Benefits Of Insurance Coverage. The parties to this Agreement recognize that the Trust is or may be the owner or beneficiary of insurance policies related to prior operations and assets which will be transferred under the Cityfront Merger
Agreement and/or the transfer of the Assets (the "Policies"). In view of this fact:

(a) The parties agree that the rights of the Cityfront Entities to obtain indemnification from the Newsweb Entities shall not accrue until after the Cityfront Entities have exhausted all reasonable efforts (including trial court litigation and appeals) to obtain insurance coverage for matters for which the Cityfront Entities seek indemnity from the Newsweb Entities, and if insurance coverage is obtained by the Cityfront Entities in whole or in part, then the Newsweb Entities indemnification obligation shall be limited to out-of-pocket expenses suffered by the Cityfront Entities which were not reimbursed by insurance.

(b) The parties agree that liabilities related to or arising out of the Assets should be paid by the Policies, rather than by the Newsweb Entities, to the extent reasonably possible by the Policies. The parties further agree that for any Claim asserted against the Newsweb Entities related to or arising out of the Assets, most, if not all, insurance coverage would need to be pursued in the name of the Cityfront Entities or the insurance rights must be assigned to the Newsweb Entities. The parties accordingly agree that for any claims asserted against Newsweb related to the Assets, the Cityfront Entities shall promptly assign their rights under the Policies to the Newsweb Entities; provided, however, that such assignment shall be limited to the extent necessary to obtain coverage. If an assignment of rights (or a direct action by the Newsweb Entities) reasonably appears not to be enforceable, then the Cityfront Entities shall serve as plaintiff in pursuing coverage and shall fully and actively cooperate in its pursuit. The Newsweb Entities, however, shall bear the responsibility for paying for counsel when utilized in pursuit of coverage.

ARTICLE IX

CLOSING

Section 9.01. Time and Place. The consummation of the transactions contemplated hereby ("Closing") shall be held at the offices of Katten Muchin & Zavis immediately following the Effective Time of the Cityfront Merger. At Closing, Cityfront and Newsweb shall perform the obligations set forth in, respectively,
Section 9.02 and Section 9.03, the performance of which obligations shall be concurrent conditions.

Section 9.02.  Cityfront's Obligations at Closing.  At Closing,
Cityfront shall or shall cause the Trust to:

(a) deliver to Newsweb duly executed trustees' deeds (the "Deeds") in recordable form, conveying the Real Estate, subject only to the Permitted Exceptions;

(b) deliver to Newsweb a duly executed bills of sale or other instruments of assignment conveying or transferring good title in and to the other Assets warranting in such instruments only the matters set forth in Section 1.02 above;

(c) join with Newsweb to execute a notice in form and content reasonably satisfactory to Newsweb and Cityfront which Newsweb shall send to each tenant under each of the leases informing such tenant of the sale of the Real Estate and of the assignment to Newsweb of Cityfront's interest in, and obligations under, the leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such lease shall be paid as set forth in the notice;

(d) deliver to Newsweb a certificate, dated as of the date of Closing and executed on behalf of Cityfront by a duly authorized officer thereof, stating that the representations and warranties of Cityfront contained in this Agreement are true and correct in all material respects as of the date of Closing or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change;

(e) deliver to Newsweb such evidence as Newsweb's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Cityfront;

(f) deliver to Newsweb an affidavit duly executed by Cityfront stating that Cityfront is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax
Act of 1980 and the 1984 Tax Reform Act;

(g) deliver to Newsweb the leases, operating agreements and licenses and permits, if any, in the possession of Cityfront or Cityfront's agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Real Estate;

(h) deliver to Newsweb possession and occupancy of the Assets, subject to the Permitted Exceptions;

(i) cause First American Title Insurance to deliver to Newsweb an ALTA Owner's Policy(s) of title insurance (1970 Form B or equivalent) in the amount of $24,000,000, plus the then unpaid balance of the Mortgage encumbering the Sheraton Parcel, insuring title to the Real Estate to be good and marketable in Newsweb subject only to the permitted exceptions and containing such endorsements as Newsweb may require; and

(j) deliver such additional documents as shall be reasonably required to consummate the transactions contemplated by this Agreement.

Section 9.03.  Newsweb's Obligations at Closing.  At Closing,
Newsweb shall:

(a) pay to Cityfront the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.04 above; and

(b) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

Section 9.04.  Credits and Prorations.

(a) The following shall be apportioned with respect to the Assets as of 12:01 a.m., on the day of Closing, as if Newsweb were vested with title to the Assets during the entire day upon which Closing occurs:

(i) rents, if any, as and when collected (the term "rents" as used in this Agreement includes without limitation (i) all amounts paid under parking agreements affecting the Assets and (ii) all other payments due and payable by tenants under the Leases);

(ii) general real estate taxes and assessments levied against the Real Estate (other than the Sheraton Parcel);

(iii) payments under any Operating Agreements;

(iv) gas, electricity and other utility charges for which Cityfront is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

(v) any other operating expenses or other items pertaining to the Assets which are customarily prorated between a purchaser and a seller in the area in which the Assets is located.

(b) Notwithstanding anything contained in the foregoing provisions:

(i) At Closing, Cityfront shall, at Cityfront's option, either deliver to Newsweb any security deposits actually held by Cityfront pursuant to the leases or credit to the account of Newsweb the amount of such security deposits (to the extent such security deposits are not applied against delinquent rents or otherwise as provided in the leases).

(ii) Taxes and assessments (other than those related to the Sheraton Parcel) for 1996 and the portion of 1997 prior to Closing shall be prorated based on the last ascertainable taxes and assessments.

(iii) As to gas, electricity and other utility charges referred to in Section 9.04(a)(iv) above, Cityfront may on notice to Newsweb elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Cityfront so elects, such item shall not be apportioned hereunder, and Cityfront's obligation to pay such item directly in such case shall survive the Closing.

(iv) Unpaid and delinquent rent collected by Cityfront and Newsweb after the date of Closing shall be delivered as follows: (a) if Cityfront collects any unpaid or delinquent rent for the Real Estate, Cityfront shall, within fifteen (15) days after the receipt thereof, deliver to Newsweb any such rent which Newsweb is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Newsweb collects any unpaid or delinquent rent from the Real Estate, Newsweb shall, within fifteen (15) days after the receipt thereof, deliver to Cityfront any such rent which Cityfront is entitled to hereunder relating to the period prior to the date of Closing. Cityfront and Newsweb agree that all rent received by Cityfront or Newsweb after the date of Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Newsweb will make a good faith effort after Closing to collect all rents in the usual course of Newsweb's operation of the Real Estate, but Newsweb will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. In the event that there shall be any rents or other charges under any leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end common area expense reimbursements and the like), then any rents or charges of such type received by Newsweb or its agents or Cityfront or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Cityfront and Newsweb as of Closing and Cityfront's portion thereof shall be remitted promptly to Cityfront by Newsweb.

(c) Newsweb shall receive a credit against the Purchase Price at Closing in an amount equal to the difference between Newsweb's bills presented for, and any amounts received by Newsweb for, "Expenses" pursuant to the Newsweb Merger Agreement; provided that the total of all such expenses shall not exceed $750,000.

(d) The provisions of this Section 9.04 shall survive Closing.

Section 9.05. Closing Costs. Cityfront shall pay (a) the fees of any counsel representing it in connection with this transaction;
(b) one-half (1/2) of any escrow fee which may be charged by the Escrow Agent or Title Company; (c) the fee for the title examination and the Title Commitment and the premium for the Owner's Policy of Title Insurance to be issued to Newsweb by the Title Company at Closing; and (d) the cost of any State and County transfer taxes. Newsweb shall pay (x) the fees of any counsel representing Newsweb in this transaction; (y) the City of Chicago transfer tax; and (z) one-half (1/2) of any escrow fees charged by the Escrow Agent or Title Company. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

ARTICLE X

Miscellaneous

Section 10.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice:

(a) if to the Newsweb Entities, to

Newsweb Corporation
1645 West Fullerton
Chicago, Illinois  60614
Attention:  Charles Frank Gross
Telecopy No.: 312/975-1301

with a copy to:

Katten Muchin & Zavis
525 West Monroe Street
Chicago, Illinois  60611
Attention:  Howard S. Lanznar
Telecopy No.:  312/902-1061

(b) if to the Cityfront Entities, to

Cityfront Center, L.L.C.
1337 West Fullerton
Chicago, Illinois  60614
Attention:  Daniel E. McLean
Telecopy No.:  312/525/3823

with a copy to:

Sachnoff & Weaver, Ltd.
30 South Wacker Drive
Suite 2900
Chicago, Illinois  60601
Attention:  David A. Grossberg
Telecopy No.:  312/207-6400

Section 10.02. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this agreement, they shall be deemed to be followed by the words "without limitation."

Section 10.03. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.04. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the other documents and instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto and any rights or remedies hereunder.

Section 10.05. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois without regard to any applicable conflicts of law.

Section 10.06. Publicity. Except as otherwise required by law, for so long as this Agreement is in effect, none of the parties shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

Section 10.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Newsweb may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any affiliate of Newsweb, provided Newsweb guarantees the obligation of such assignees through the Closing Date. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.08. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Untied States District Court for the Northern District of Illinois or in a Illinois state court located in Cook County, Illinois, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of the United States District Court for the Northern District of Illinois or any Illinois state court located in Cook County, Illinois in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the United States District Court for the Northern District of Illinois or a Illinois state court located in Cook County, Illinois and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

Section 10.09. Further Assurances. Each of the parties will execute all documents and take such other actions as the other parties may reasonably request in order to consummate the transactions provided in this Agreement and to accomplish the purposes of this Agreement.


IN WITNESS WHEREOF, the parties have cause this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NEWSWEB CORPORATION


By: /s/ CHARLES FRANK GROSS
    -------------------------
Name:  Charles Frank Gross
Title: Chief Financial Officer


CDCT ACQUISITION TRUST

By: 200 West Adams Street Company L.L.C.
Its: Trustee

By:  Newsweb Corporation
Its:  Member


By: /s/ CHARLES FRANK GROSS
    -------------------------
Name:  Charles Frank Gross
Title:   Chief Financial Officer


CITYFRONT CENTER, L.L.C.


By: /s/ DANIEL E. McLEAN
    ------------------------
Name:  Daniel E. McLean
Title:   Manager

CITYFRONT ACQUISITION TRUST
By:  Cityfront Center, L.L.C.
Its: Trustee


By: /s/ DANIEL E. McLEAN
    -----------------------
Name:  Daniel E. McLean
Title:   Manager